UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2010
HAMPSHIRE GROUP, LIMITED
(Exact name of registrant as specified in its charter)

Delaware	000-20201	06-0967107

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 W. 41st Street, New York, New York	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 840-5666
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 28, 2010, Hampshire Group, Limited (the “Company”) entered into a credit agreement (the “New Credit Facility”) by and among the Company, Hampshire Designers, Inc. (“Designers”), Item-Eyes, Inc. (“Item-Eyes”), Scott James, LLC (together with Designers and Item-Eyes, the “Borrowers”), Wells Fargo Capital Finance, LLC (“Wells Fargo Capital Finance”), as Agent and a Lender, and the other financial institutions named therein as Lenders. The New Credit Facility is a $50.0 million asset based revolving credit facility, with a $30.0 million sub-limit for trade and standby letters of credit. Each Borrower is a wholly-owned subsidiary of the Company, and the Company and its domestic subsidiaries will act as guarantors with respect to the obligations of the Borrowers under the New Credit Facility. The New Credit Facility is designed to provide working capital and letters of credit that will be used primarily for the purchase and importation of inventory and for general corporate purposes.
The New Credit Facility has a term of four years and matures on October 28, 2014. The New Credit Facility is secured by substantially all assets of the Company and each of its domestic subsidiaries. Revolving credit loans are limited to a borrowing base, which takes into account cash deposited into a restricted account (“Restricted Cash”), accounts receivable and inventory. The New Credit Facility contains customary conditions precedent to each borrowing, including absence of defaults and accuracy of representations and warranties (including no material adverse change).
The Borrowers, in their discretion, may prepay outstanding obligations in whole or part together with accrued interest at any time. The New Credit Facility requires prepayment of outstanding obligations and accrued interest to the extent that revolver usage exceeds the borrowing base and Restricted Cash is not posted to cover such shortfall. Commitments under the New Credit Facility may be reduced in part or terminated in whole in connection with termination of the New Credit Facility, all as provided in the New Credit Facility.
The New Credit Facility contains customary representations and warranties for facilities of this type. It also contains customary affirmative and negative covenants, and a springing fixed charge coverage covenant that takes effect only when and so long as the Company does not meet minimum liquidity requirements, which adjust based on the seasonality of the Company’s business. In addition, the New Credit Facility contains provisions that enable Wells Fargo Capital Finance to accelerate payment of outstanding obligations under the New Credit Facility upon certain events, including, among others, non-payment of amounts due under the New Credit Facility, breach of the springing financial covenant when in effect, insolvency, bankruptcy, a change of control of the Company and if certain liens on the collateral securing the obligations under the New Credit Facility fail to be perfected.
Interest accrues on outstanding indebtedness under revolving credit loans at an annual rate equal to: (a) the LIBOR Rate (as defined in the New Credit Facility) plus 2.50% for obligations with a LIBOR based interest rate or (b) a base rate equal to 1.75% plus the greatest of (i) the Federal Funds Rate (as defined in the New Credit Facility) plus 0.50%, (ii) the one-month LIBOR rate plus 1.50%, and (iii) the prime rate of interest announced, from time to time, by Wells Fargo Bank, National Association at its principal office. All interest is calculated on the basis of actual number of days elapsed in a year of 360 days. In addition, the New Credit Facility requires the Company to pay certain customary fees, costs, and expenses of Wells Fargo Capital Finance and the letter of credit issuer.

This description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the New Credit Facility, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
In connection with the Company’s entry into the New Credit Facility as described under Item 1.01, on October 28, 2010, the Second Amended and Restated Credit Agreement and Guaranty, dated as of August 7, 2009, as amended on and as of May 7, 2010 and October 28, 2010 (the “Prior Credit Facility”), with HSBC Bank USA, National Association (“HSBC”), other financial institutions named therein as bank parties (together with HSBC, the “Banks”), and HSBC, as Letter of Credit Issuing Bank and as Agent for the Banks, with an aggregate commitment of $48.0 million, was terminated. Other than letters of credit in the amount of approximately $8,600,000, which have been cash collateralized and remain outstanding notwithstanding the termination of the Prior Credit Facility, there were no outstanding borrowings under the Prior Credit Facility at the time of the Prior Credit Facility’s termination.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under a Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is hereby incorporated by reference.
Item 8.01 Other Events.
On October 29, 2010, the Company issued a press release announcing its entry into the New Credit Facility. Such press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 Credit Agreement, dated October 28, 2010, among Hampshire Group, Limited, certain of its subsidiaries as Borrowers, the Lenders named therein and Wells Fargo Capital Finance, LLC, as Agent and a Lender.
99.1 Press release of Hampshire Group, Limited dated October 29, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HAMPSHIRE GROUP, LIMITED
By:	/s/ Jonathan W. Norwood
	Name:	Jonathan W. Norwood
	Title:	Vice President, Chief Financial Officer, and Treasurer

Dated: November 3, 2010